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Exhibit 3.1

RESTATED
CERTIFICATE OF INCORPORATION
OF
SHEFFIELD EXPLORATION COMPANY, INC.

Sheffield Exploration Company, Inc. was originally incorporated as New Sheffield Exploration Company, Inc. on November 27, 1990. This Restated Certificate of Incorporation was adopted by the Board of Directors pursuant to Section 245 of the Delaware General Corporation Law without a vote of the stockholders and only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as previously amended or supplemented. No discrepancy exists between those provisions and the provisions in this Restated Certificate of Incorporation.

ARTICLE I

This Corporation is being organized and will exist under Delaware law.

ARTICLE II

The name of the Corporation is Sheffield Exploration Company, Inc.

ARTICLE III

The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE IV

The nature of the business of the Corporation and the purposes for which it is organized are

To engage in any business and in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and employ all powers and privileges now or hereafter granted or available under the laws of the State of Delaware to such corporations.

ARTICLE V

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5.1  The total number of shares that the Corporation shall have authority to issue is 12,000,000 shares, of which 10,000,000 shares shall be common stock, each with a par value of $.01 ("Common Stock"), and 2,000,000 shares shall be preferred stock, each with a par value of $.01 ("Preferred Stock").

5.2 Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters as to which holders of Common Stock shall be entitled to vote. Except for and subject to those powers, preferences and rights, if any, expressly granted to the holders of the Preferred Stock, or except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have exclusively all other rights of stockholders of the Corporation, including, but not by way of limitation (i) the right to receive dividends, when and as declared by the Board of Directors out of assets lawfully available therefor, and (ii) in the event of any distribution of assets upon the dissolution or winding up of the Corporation, the right to receive ratably and equally all the assets of the Corporation remaining after the payment to the holders of the Preferred Stock of the specific amounts, if any, which they are entitled to receive as may be provided herein or pursuant hereto.

5.3 The board of directors of the Corporation is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of the shares of preferred stock as a class or in series, and, by filing a certificate of designations, pursuant to the Delaware General Corporation Law, setting forth a copy of such resolution or resolutions, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of the class or of each such series and the qualifications, limitations and restrictions thereof. The authority of the board of directors with respect to the class or each series shall include, but not be limited to, determination of the following:

     (i) The number of shares constituting any series and the distinctive designation of that series;

     (ii) Whether the class or any series shall have the right to receive dividends and, if so, the dividend rate on the shares of the class or of any series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the class or of that series;

     (iii) Whether the class or any series shall have voting

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rights, in addition to the voting rights, if any, provided by law, and, if so, the terms of such voting rights;

     (iv) Whether the class or any series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

     (v) Whether the shares of the class or of any series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

     (vi) Whether the class or any series shall have a sinking fund for the redemption or purchase of shares of the class or of that series, and, if so, the terms and amount of such sinking fund;

     (vii) The rights of the shares of the class or of any series in the event of voluntary or involuntary dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of the class or of that series;

     (viii) Any other powers, preferences, rights, qualifications, limitations, and restrictions of the class or of any series.

ARTICLE VI

6.1 The number of directors of the Corporation shall be fixed from time to time in the manner provided in the bylaws and may be increased or decreased from time to time in the manner provided in the bylaws.

6.2 Election of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

ARTICLE VII

The board of directors of the Corporation is expressly authorized to make, alter, or repeal the bylaws of the Corporation, but such authorization shall not divest the stockholders of the power, nor limit their power, to adopt, amend, or repeal bylaws.

ARTICLE VIII

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No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except as to liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for violations of Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law hereafter is amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent provided or permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Article VIII shall not adversely affect any right or protection of a director under this Article VIII, as in effect immediately prior to such repeal or modification, with respect to any lability that would have accrued, but for this Article VIII, prior to such repeal or modification.

ARTICLE IX

The Corporation shall, to the fullest extent permitted by Delaware law as in effect from time to time, indemnify any person against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust association, or other entity. Expenses (including attorneys' fees) incurred in defending an action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding to the full extent and under the circumstances permitted by Delaware law. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the Corporation would have the power to indemnify against such liability under the provisions of this Article IX. The indemnification provided by this Article IX shall not be deemed exclusive of any other rights to which those indemnified may be entitled under this certificate of incorporation, any bylaw, agreement, vote of stockholders or disinterested directors, statute,
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or otherwise, and shall inure to the benefit of their heirs, executors, and administrators. The provisions of this Article IX shall not be deemed to preclude the Corporation from indemnifying other persons from similar or other expenses and liabilities as the board of directors or the stockholders may determine in a specific instance or by resolution of general application.

ARTICLE X

The Corporation shall have authority, to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware, or by any other applicable law, to enter into any contract or transaction with one or more of its directors or officers, or with any corporation, partnership, joint venture, trust, association, or other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, notwithstanding such relationships and notwithstanding the fact that the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction.

IN WITNESS WHEREOF, The Corporation has caused this Restated Certificate of Incorporation to be signed by its President or Vice President and attested by its Secretary or Assistant Secretary this 30th day of November, 1995.

SHEFFIELD EXPLORATION COMPANY, INC.

By /s/
Name:  J. Samuel Butler
Title:  President

ATTEST:

By:  /s/
Name:  David L. Milanesi
Title:  Secretary


CERTIFICATE OF MERGER
OF
TRANSMONTAIGNE OIL COMPANY
WITH AND INTO
SHEFFIELD EXPLORATION COMPANY, INC.
(UNDER SECTION 251 OF THE GENERAL
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CORPORATION LAW OF THE STATE OF DELAWARE)




SHEFFIELD EXPLORATION COMPANY, INC. hereby certifies that:

1. The name and state of incorporation of each of the constituent corporations to the merger are:

  (a) Sheffield Exploration Company, Inc., a Delaware corporation ("Sheffield"); and

  (b) TransMontaigne Oil Company, a Delaware corporation ("TransMontaigne").

2. A Restated Agreement and Plan of Merger, dated February 6, 1996, by and between Sheffield and TransMontaigne has been approved, adopted, certified, executed and acknowledged by Sheffield and TransMontaigne in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware.

3. The name of the corporation surviving the merger is Sheffield Exploration Company, Inc.

4. The Restated Certificate of Incorporation of Sheffield, as in effect immediately prior to the effective time of the merger and with the following amendments, shall be the Certificate of Incorporation of the surviving corporation until further amended as provided therein and under Delaware law:

  (a) Article II of the Restated Certificate of Incorporation of the surviving corporation shall be amended to read in its entirety as follows:

"The name of the Corporation is TransMontaigne Oil Company."

  (b) Section 5.1 of Article V of the Restated Certificate of Incorporation of the surviving corporation shall be amended to read in its entirety as follows:

"5.1 The total number of shares that the Corporation shall have authority to issue is 42,000,000 shares, of which 40,000,000 shares shall be common stock, each with a par value of $.01 ("Common Stock"), and 2,000,000 shares shall be preferred stock, each with a par value
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of $.01 ("Preferred Stock").

5. An executed copy of the Restated Agreement and Plan of Merger, as amended, is on file at the principal place of business of Sheffield at 1801 Broadway, Suite 600, Denver, Colorado 80202. The merger shall be effective at 5:00 p.m. Delaware time on June 4, 1996.

6. A copy of the Restated Agreement and Plan of Merger, as amended, will be furnished by Sheffield, on request and without cost, to any stockholder of Sheffield or TransMontaigne.

IN WITNESS WHEREOF, Sheffield has caused this certificate to be signed by a duly authorized officer thereof, as of the 3rd day of June, 1996.

SHEFFIELD EXPLORATION COMPANY, INC.



By:
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Name:
Title: